Exhibit 99.1

Investor Update
Investor Update: April 21, 2011
This investor update provides JetBlue’s investor guidance for the second quarter ending June 30, 2011 and full year 2011.
Recent Announcements
JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
Fort Lauderdale, FL — Los Angeles, CA	1X Daily	May 11, 2011
Boston, MA — Portland, OR	1X Daily (Seasonal)	May 26, 2011
Boston, MA — Santiago, DR	Sunday, Tuesday, Friday	June 17, 2011
St. Maarten — San Juan, P.R.	1X Daily	November 17, 2011
Specific details regarding frequency and start dates can be found on JetBlue’s web site, www.jetblue.com.
Capacity
Second quarter 2011 available seat miles (ASMs) are estimated to increase 7% to 9% year-over-year. Full year 2011 ASMs are estimated to increase 6% to 8% year-over-year.
JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Second Quarter 2011		Full Year 2011
A320	E190	A320	E190
86%	14%	86%	14%
Average stage length is projected to be approximately 1,087 miles during the second quarter of 2011 versus 1,102 miles during the same prior year period and approximately 1,093 miles for the full year 2011 versus 1,100 miles for the full year 2010.
Operational Outlook

	Second Quarter	Full Year
	2011	2011
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	18% - 20%	15% - 17%
Unit Operating Expense Excluding Fuel (Ex-Fuel CASM)	3% - 5%	0% - 2%
Fuel Expense
Estimated Consumption (gallons)	133 million	525 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.37	$3.32

*	Includes fuel taxes
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
Fuel Hedges
As of April 15, 2011 JetBlue’s advanced fuel derivative contracts for the next 12 months are as follows

		Estimated
		Percentage
	Gallons	of Consumption	Price
			• 21% in crude call options with the average cap at $93/bbl
			•10% in crude collars with the average cap at $100/bbl and the average put at $80/bbl
2Q11	57 million	43%	• 5% in crude 3-way collars with the average purchased call at $100/bbl, the average sold call at $110/bbl and the average put at $85/bbl
			•5% in heat collars with the average cap at $3.24/gal and the average put at $2.84/gal
			•2% in USGC jet fuel swaps at an average of $2.32/gal
			• 18% in crude call options with the average cap at $94/bbl
			• 9% in crude collars with the average cap at $100/bbl and the average put at $80/bbl
3Q11	51 million	36%	•5% in crude 3-way collars with the average purchased call at $100/bbl, the average sold call at $110/bbl and the average put at $83/bbl
			• 4% in heat collars with the average cap at $3.27/gal and the average put at $2.87/gal
			• 7% in crude call options with the average cap at $92/bbl
			• 10% in crude collars with the average cap at $100/bbl and the average put at $81/bbl
4Q11	35 million	26%	• 5% in crude 3-way collars with the average purchased call at $100/bbl, the average sold call at $110/bbl and the average put at $80/bbl
			• 4% in heat collars with the average cap at $3.31/gal and the average put at $2.91/gal
			• 3% in crude call options with the average cap at $99/bbl
1Q12	9 million	8%	• 5% in crude collars with the average cap at $98/bbl and the average put at $78/bbl
Capital Expenditures
(In millions)

Second Quarter 2011		Full Year 2011
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$85	$30	$390	$110
JetBlue estimates total Other Income (Expense) to be between ($35) and ($40) million in the second quarter and between ($150) and ($160) million for the full year. JetBlue expects an annual effective tax rate of approximately
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
42%. However, the actual tax rate in both first quarter and full year 2011 could differ due to the non-deductibility of certain items for tax purposes.
Aircraft Delivery Schedule
As of March 31, 2011 JetBlue’s fleet was comprised of 118 Airbus A320 aircraft and 46 EMBRAER 190 aircraft. 104 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018, with options to acquire 73 additional aircraft.

	Airbus A320			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
2Q11	1	1	—	1	1	(1)
3Q11	—	—	—	2	2	—
4Q11	1	1	—	1	1	—

Total at Year End*	120	90	30	49	19	30

*	JetBlue leased two of its owned EMBRAER 190 aircraft to a third party in 2008, which are not included in the table above.
During the first quarter, JetBlue elected to opt out of two EMBRAER 190 aircraft scheduled for delivery in 2013. JetBlue now expects to take delivery of five EMBRAER 190 aircraft in 2013.
Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Second Quarter 2011
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero — $11 million	278.3	280.2	$—
$11 million — $15 million	278.3	307.6	$1
$15 million or greater	278.3	348.8	$3

	Full Year 2011
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero — $42 million	278.4	280.3	$—
$42 million — $57 million	278.4	307.7	$4
$57 million or greater	278.4	348.9	$12

**	Net of taxes
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

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